AN APPRAISAL OF
                        A LIMITED PARTNERSHIP INTEREST
                                      IN
                        BALCOR PENSION INVESTORS - VII
                               SKOKIE, ILLINOIS
                             AS OF MARCH 31, 1996
















                                Valuation Counselors

May 8, 1996


Balcor Mortgage Advisors - VII
The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road, Suite A200
Bannockburn, Illinois 60015

          Attention:  Mr. John K. Powell, Jr. - First Vice President

Gentlemen:

In accordance with your request, we are pleased to submit our opinion of the Value of a Limited Partnership Interest in:

                        Balcor Pension Investors - VII
                       (an Illinois Limited Partnership)

as of March 31, 1996.

The term "Value" is defined as follows:

     The amount, in dollars, which a Limited Partnership Interest in Balcor Pension Investors - VII is worth to an investor who owns the Interest with the intention of holding it to maturity, who fully understands the complexities of the investment, and has an interest in the potential interest income and capital appreciation of the Limited Partnership Interest. The valuation does not represent the amount that would be received by a holder of a Limited Partnership Interest should he/she decide to liquidate the Interest prior to the maturity of the Partnership. The value is subject to the terms and limiting conditions set forth in this report.

It is anticipated that Balcor Pension Investors - VII will close at the end of year 1999.

Based on our analyses and conclusions set forth in this report, the estimated Value of a Limited Partnership Interest in Balcor Pension Investors - VII, as of March 31, 1996, was in the rounded amount of:

                                    $189.00
                                    =======

Adjusted Original Capital, as of March 31, 1996 was $213.67. Subsequently, a distribution of $2.16 per Limited Partnership Interest was made as a Return of Capital, reducing the Adjusted Original Capital to $211.51.

For the quarter ended June 30, 1995, there were no changes in the value of a Limited Partnership Interest.

For the quarter ended September 30, 1995, the value of a Limited Partnership Interest decreased $8.00 due to a distribution of $8.33 per Limited Partnership Interest in July 1995 as a Return of Capital.

For the quarter ended December 31, 1995, the value of a Limited Partnership Interest decreased $4.00, mainly the result of a reduction in the values of U.S. Direct and Sand Pebble II, totaling $1,440,000 ($3.12 per Limited Partnership Interest).

For the quarter ended March 31, 1996, the value of a Limited Partnership Interest increased $1.00 due mainly to an increase in cash.

It is noted that this is prior to any distributions to the Limited Partners under the Early Investment Incentive Fund. The present value of a unit of the Early Investment Incentive Fund, as of March 31, 1996, was in the rounded amount of:

                                Level 1  $4.00
                                         =====
                                Level 2  $4.00
                                         =====
                                Level 3  $4.00
                                         =====

The variable components in the total Value of a Limited Partnership Interest and their values, as estimated by Valuation Counselors Group, Inc./Darby & Associates Joint Venture (Schedule E), are as follows:

Net Investment in Loans Receivable                           $13,650,000
Unamortized Portion of the Offering Expenses                   4,087,875
Real Estate Acquired through Foreclosure or Purchase          65,872,643

A copy of this report is retained in our files, together with the information from which the report was compiled.

Respectively submitted.

Sincerely,

/s/Raymond Ghelardi                          /s/Clement H. Darby

Valuation Counselors Group, Inc.             Darby & Associates
Raymond Ghelardi                             Clement H. Darby
Managing Director                            President

REG/CHD/ded

cc:  Ms. Mary J. Mojica
     Ms. Jayne Kosik
     Ms. Jane Cody
     Ms. Terri Thompson

                               TABLE OF CONTENTS

Statement of Facts and Limiting Conditions

Introduction

Payments to the Limited Partners and General Partner

Early Investment Incentive Fund

Valuation of a Limited Partnership Interest

Valuation of "The Net Investment in Loans Receivable"
  (1)     Discussion of Risk Rates
  (2) The Present Value of the Return on Funds Advanced and the Return of Principal
  (3)     The Present Value of the Equity Buildup and Accrued Interest
  (4)     The Present Value of the "Kickers"

Conclusions of Value of the "Net Investment in Loans Receivable"

Valuation of the "Real Estate Acquired Through Foreclosure

Calculation of the Unamortized Portion of the Offering Expenses

Calculation of the Value of a Limited Partnership Interest in Balcor Pension Investors - VII

Calculation of an Interest in the Early Investment Incentive Fund

Schedule
   A Distributions to the Limited Partnership

  B-1     Unadjusted Balance Sheet of Balcor Pension Investors -
            VII as of March 31, 1996

  B-2     Statements of Income and Expenses for the quarters
            ended March 31, 1996 and 1995

  B-3     Statements of Cash Flows for the quarters ended
            March 31, 1996 and 1995

   C      Loan Portfolio Summary

  D-1     Real Estate Asset Summary

  D-2     Real Estate Appraisal Projections

   E      Adjusted Balance Sheet of Balcor Pension Investors - VII
            as of March 31, 1996

                  STATEMENT OF FACTS AND LIMITING CONDITIONS

Valuation Counselors Group, Inc./Darby & Associates Joint Venture strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion or conclusion. In order to assist the reader in interpreting this report, such assumptions are set forth as follows:

Valuation Counselors Group, Inc./Darby & Associates Joint Venture reserves the right to make adjustments to the analysis, opinion and conclusions set forth in the report as deemed necessary by consideration of additional or more reliable data that subsequently may become available.

No opinion is rendered as to legal fee, property title or mortgage notes related to the appraised assets, which are assumed to be good and marketable.

It is assumed that no opinion is intended in matters that require legal, engineering or other professional advice which has been or will be obtained from professional sources; the valuation report will not be used for guidance in professional matters exclusive of the appraisal and valuation discipline.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of the Appraiser's knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

All financial data, operating histories and other data relating to income and expenses attributed to the assets and the Partnerships have been provided by Management or its representatives and have been accepted without further verification except as specifically stated in the report.

It should be specifically noted that the valuation assumes the appraised assets will be competently managed and maintained by financially sound owners over the expected period of ownership except where noted, specifically in assets during the period of foreclosure where Balcor may not have control. This appraisal engagement does not entail an evaluation of management's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser or Valuation Counselors Group, Inc./Darby & Associates Joint Venture shall be disseminated to the public through public relations media, news media, sales media, prospectus or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc./Darby & Associates Joint Venture. The date of the valuation to which the value estimate conclusion applies is set forth in the report.

The preponderance of working paper support for this valuation is maintained in the offices of management, Balcor Mortgage Advisors.

Neither the fees nor any of the terms and conditions of the appraisal assignments given to Valuation Counselors Group, Inc./Darby & Associates Joint Venture by Balcor Mortgage Advisors are contingent upon the values reported.

No independent investigation of the fair market value of the underlying real estate assets has been made by Valuation Counselors Group, Inc./Darby & Associates Joint Venture. We have reviewed the real estate appraisals for reasonableness, but have assumed the real estate appraisals obtained by Balcor Mortgage Advisors are independent and accurate. Valuation Counselors assumes responsibility for real estate appraisals prepared by their own staff.

No independent investigation of the terms and conditions of the mortgage loans made by Balcor Pension Investors - VII has been made. We have relied on data furnished to us by Balcor Mortgage Advisors and the validity of the information was assumed to be correct.

In the event that this appraisal is used as basis to set a market price for a Limited Partnership Interest in Balcor Pension Investors - VII, no responsibility is assumed for the seller's inability to obtain a purchaser at the value reported herein.

The reader of this valuation report should be fully conversant with the terms and conditions of Balcor Pension Investors - VII Limited Partnership as set forth in the Prospectus, other related documents, and the prior appraisals of a Limited Partnership Interest in Balcor Pension Investors - VII.

We have discussed the current status and condition of the mortgage loans and real estate owned with the management of Balcor Mortgage Advisors and have accepted their comments as being factual.

                                 INTRODUCTION

Balcor Pension Investors - VII ("BPI - VII") is a Limited Partnership organized October 25, 1985, pursuant to the Uniform Limited Partnership Act of the State of Illinois. The Partnership serves as an investment vehicle for qualified pension, profit-sharing and other retirement trusts; bank commingled trust funds for such trusts; Individual Retirement Accounts and plans for self-employed individuals; government pension and retirement trusts; and other entities intended to be exempt from Federal income taxation such as certain religious, charitable, scientific, literary and educational corporations, funds and foundations. The Limited Partnership provides for Balcor Mortgage Advisors
- - VII to be the General Partner. The sale of the Limited Partnership Interests were at $250 per interest up to a maximum of 1,600,000 interests. The offering period, during which interests were sold by Balcor Pension Investors - VII, commenced March 11, 1986, and terminated January 31, 1987. As of January 31, 1987, the closing date, 461,470 Limited Partnership Interests had been sold.

The Partnership's investment objective was to make first mortgage loans, wrap-around mortgage loans and other junior mortgage loans. As of March 31, 1996, the loan portfolio consisted of one participating first mortgage loan (Whispering Hills Apts.). The portfolio contains six Real Estate Owned properties; U.S. West Direct Center (Busch Forum), Sand Pebble Village I, which was formerly a mortgage loan but was taken back through foreclosure, Sand Pebble Village II, an acquisition, Hickory Creek Apts. which was foreclosed on March 11, 1994, Butler Plaza, acquired through foreclosure January 5, 1995 and a 53% interest in Jonathan's Landing acquired through foreclosure in July 1995. Unfunded monies totaling $9,228,073 were invested in short-term money market instruments and in demand deposit bank accounts.

In June 1987, the Partnership and an affiliated Partnership entered into an agreement to fund a $15,700,000 first mortgage loan collateralized by the Whispering Hills Apartments located in Overland Park, Kansas. The Partnership participates ratably in 75% of the loan. Major structural defects were uncovered in the Property. The borrower had defaulted on certain payments due under the terms of the loan. Pursuant to a settlement agreement between the Participants and the borrowers, which was effective March 15, 1989, the interest on the loan was changed from a rate ranging from 8.5% to 9.5% to a rate ranging from 4.0% to 10.0% over the term of the loan. All delinquent interest due from the borrowers through the settlement date was forgiven. Effective on the settlement date, Balcor Property Management, Inc., an affiliate of the General Partner, was appointed to manage the property on behalf of the borrowers. Additionally, the Participants agreed to lend additional funds on a noninterest bearing basis to be used to make certain repairs to the property, to pay for costs and fees incurred by the borrower, and to fund operating deficits during the time that the affiliate is managing the property. Repairs were completed. An appraisal of the property was completed which concluded on a value of $14,000,000 as of August 11, 1992. This resulted in an allocation of $10,500,000 for Balcor Pension Investors - VIII vs. a former estimate of value of $9,525,000. It should be noted that an additional portion of this mortgage loan is in Balcor Pension Investors - V. In September 1994, the Whispering Hills litigation was settled when the Partnership received $750,000. The property was reappraised as of February 8, 1995, for $18.2 million. In addition certain funds were recapitalized into funds advanced. The allocated appraised value, as of March 31, 1996, is $13,650,000.

An additional $7,550,000 was advanced on the Hickory Creek Apartments mortgage loan in the quarter ending September 30, 1988, and $2,000,000 on the Butler Plaza Shopping Center in the quarter ending December 31, 1988.

On June 6, 1990, the Partnership received a partial paydown of principal, equity kicker and interest on Jonathan's Landing Apts. mortgage loan totaling $2,738,969. The principal reduction was $1,590,000 and the remaining $10,865,000 was reset into a one year loan. Subsequently, the loan was extended until May 1997. In January 1995 the loan was placed in default and accelerated. A foreclosure sale was held on July 14, 1995 and the asset is now carried as Real Estate Owned at a value of $11,333,612 based on projected 1996 cash flow.

The U.S. West Direct Center Office Building (Busch Forum) loan was classified as Real Estate owned as of July 1990, having been acquired through foreclosure. It was appraised for $10,100,000 as of January 1, 1991, and reappraised, on the basis of its projected 1996 cash flow, for $11,755,033 as of March 31, 1996.

In April 1991, the Sand Pebble Village Apartments mortgage loan went into default. As a result the Partnership and an affiliated partnership cashed a letter of credit of $750,000. The Partnership's share of the proceeds of $412,500 was applied against the principal balance of the loan. On July 31, 1992, the property was acquired through foreclosure and the loan was reclassified to Investment in Real Estate Owned. Its allocated value (55.36%) was $11,985,440 based on an appraisal of $21,650,000 for the entire property as of September 5, 1991. The asset has been revalued on the basis of its projected 1996 cash flow, as of March 31, 1996, for its allocated value of $10,650,423.

A joint venture consisting of the Partnership and an affiliate (Balcor Pension Investors - VI) purchased the Sand Dune Apartments, in Riverside, California (Sand Pebble Village II), adjacent to the Sand Pebble Apartments, on October 26, 1993, for $9,300,000. The joint venture took out a $5,000,000 first mortgage loan to finance the purchase. As of March 31, 1996, its allocated value (55.36%) is $6,669,748, based on projected 1996 cash flow.

In July 1994, the loan collateralized by Eastgate MHP was prepaid for net proceeds of $6,267,693. The Hickory Creek Apartments mortgage loan became Real Estate Owned on March 11, 1994 and is valued at $15,663,827 based on projected 1996 cash flow.

In the quarter ended June 30, 1992, the value of the Butler Plaza S.C. mortgage loan was reduced $1.2 million as the result of revised projections. In the quarter ended September 30, 1993, the value was reduced to funds advanced of $12,245,538 and for the quarter ended March 31, 1994, its value was further reduced to $9.1 million based on an appraisal. For the quarter ended December 31, 1994, it was valued at $9.8 million. On January 5, 1995, the property was foreclosed and became Real Estate Owned and is valued at $9,800,000.

On October 25, 1993, the Skyway MHP mortgage loan was paid off. The Partnership's 33 1/3% share was $3,711,112, a gain of $223,000 over the June 30, 1993 valuation.

The stated objectives of Balcor Pension Investors - VII are as follows:

     1. Preservation and protection of Limited Partners' capital;

     2. Provide the Limited Partners with regular quarterly cash distributions;

     3. Provide the Limited Partners with additional cash distributions through the receipt of deferred interest;

     4. Maximize cash distributions over the life of the Partnership (estimated to be 12 years) through the receipt of additional interest in the form of equity participations.

On wrap-around mortgage loans the intent is to generate a higher total return on investment through the "equity buildup" portion of a wrap-around mortgage whereby there is a spread in the principal reduction between the wrap-around mortgage and the underlying mortgage loans. Although there is a mathematical buildup of this equity during the life of the loan, the material benefit of the equity buildup normally is not realized until the maturity of the wrap-around loan - which usually occurs in a period of from ten to fifteen years from the initial funding of the loan. To date, the Partnership has not funded any wrap-around mortgages where there is the benefit of equity buildup. Furthermore, there are potential additional earnings available from a participation in the future gross income as well as a participation in the appreciated value of the properties on which Balcor Pension Investors - VII has made first mortgage loans to date. These potential earnings are commonly known as "kickers."

(1) Source: Balcor Pension Investors - VII Balance Sheet as of March 31, 1996, Schedule B-1. The Net Investment in Loans Receivable includes funds advanced as well as earned equity buildup and earned accrued interest, discounted to a present value, and miscellaneous adjustments.

             PAYMENTS TO THE LIMITED PARTNERS AND GENERAL PARTNER

The Limited Partnership, Balcor Pension Investors - VII, is a partial self-liquidating real estate investment fund. As of March 31, 1996, the Partners' capital was invested in six real estate owned properties and one real estate loan (Whispering Hills Apts.). Interest income and amortization, as well as interests in gross income of certain properties, after deducting the General Partners' expenses, income and reserves, is distributed to the Limited Partners under certain formulae, terms and conditions set forth in the Limited Partnership Agreements and described in the summary in the previous section. The remaining Limited Partners' capital, and interests in the appreciation of certain properties is distributed to the Limited Partners upon the maturity and/or the successful payoff of the loans.

The Prospectus of Balcor Pension Investors - VII indicated that during the offering period, which expired on January 31, 1987, as well as during the term of the Partnership, distributions are to be made to the investors. The following schedule sets forth the actual distributions made to the Partnership to date.

                                  SCHEDULE A

                   DISTRIBUTIONS TO THE LIMITED PARTNERSHIP

Effective    Number of                   Annual
Date         Interests                   Rate               Amount Paid

thru 3/87      various                 Offering              $2,482,859
                                        period
                                       Interest
                                       of 7.25%
5/31/87        461,470                    6.13                1,767,429
   6/87        461,470                    -                     253,808
          ($0.55 per Interest as a Return of Capital)
8/31/87        461,470                    5.90                1,698,209
   9/87        461,470                    -                     323,029
          ($0.70 per Interest as a Return of Capital)
12/31/87       461,470                    7.04                2,021,238
3/31/88        461,470                    7.04                2,021,239
6/30/88        461,470                    4.82                1,384,410
9/30/88        461,470                    4.82                1,384,410
12/31/88       461,470                    5.21                1,495,163
   1/89        461,470                                          119,982
          ($0.26 per Interest as a Return of Capital)
3/31/89        461,470                    5.04                1,444,401
   4/89        461,470                                          $55,376
          ($0.12 per Interest as a Return of Capital)
6/30/89        461,470                    4.54                1,301,345
   7/89        461,470                    -                     175,358
          ($0.38 per Interest as a Return of Capital)
9/30/89        461,470                    4.03                1,153,675
12/31/89       461,470                    4.03                1,153,675
3/31/90        461,470                    4.03                1,153,675
   4/90        461,470                    -                   7,780,384
          ($16.86 per Interest as a Return of Capital)
6/30/90        461,470                    7.96                2,122,762
   7/90              -                                          913,711
          ($1.98 per Interest as a Return of Capital)
9/30/90        461,470                    4.36                1,153,675
12/31/90       461,470                    4.36                1,153,675
3/31/91        461,470                    5.24                1,384,410
6/30/91        461,470                    5.24                1,384,410
9/30/91        461,470                    5.24                1,384,410
12/31/91       461,470                    5.24                1,384,410
3/31/92        461,470                    5.24                1,384,410
6/30/92        461,470                    5.24                1,384,410
   7/92        461,470                    -                   1,845,880
          ($4.00 per Interest as a Return of Capital from
           prior Note Repayments)
9/30/92        461,470                    5.33                1,384,410
12/31/92       461,470                    5.33                1,384,410
3/31/93        461,470                    5.33                1,384,410
6/30/93        461,470                    5.33                1,384,410
9/30/93        461,470                    5.33                1,384,410
12/31/93       461,470                    5.33                1,384,410
3/31/94        461,470                    5.33                1,384,410

Effective    Number of                   Annual
Date         Interests                   Rate               Amount Paid

6/30/94        461,470                    5.33%              $1,384,410
9/30/94        461,470                    5.33                1,384,410
12/31/94       461,470                    5.33                1,384,410
   1/95        461,470                    -                   1,453,631
          ($3.15 per Interest as a Return of Capital)
3/31/95        461,470                    3.60                  922,940
6/30/95        461,470                    3.60                  922,940
   7/95        461,470                    -                   3,842,353
          ($8.33 per Interest as a Return of Capital)
9/30/95        461,470                    5.62                  922,940
12/31/95       461,470                    5.62                1,384,410
3/31/96        461,470                    5.62                1,384,410
          ($3.00 per Interest)
   4/96        461,470                    -                     996,775
          ($2.16 per Interest as a Return of Capital)

The Partnership Agreement provides that the General Partner will receive loan application and loan processing fees paid by borrowers, subject to certain limitations, when the Partnership funds mortgage loans or issues commitments to fund mortgage loans and may receive additional loan fees paid by the Partnership upon full specificity of the offering and the funding of all loans. The General Partner will service the Partnership's mortgages and will receive a mortgage servicing fee, payable not more frequently than monthly, at an annual rate equal to 1/4 of 1% of the amounts advanced by the Partnership and outstanding from time to time. The General Partner is also reimbursed for certain expenses incurred in connection with the organization of and the day to day operations of the Partnership.

Pursuant to the Partnership Agreement, all profits of the Partnership will be allocated 90% to the Limited Partners and 10% to the General Partner, and all losses of the Partnership will be allocated 99% to the Limited Partners and 1% to the General Partner.

After the termination of the offering and then to the extent that Cash Flow is distributed, distributions will be made as follows: (I) 90% of such Cash Flow will be distributed to the Limited Partners, (ii) 7.5% of such Cash Flow will be distributed to the General Partner, and (iii) an additional 2.5% of such Cash Flow will be distributed to the General Partner and shall constitute the Early Investment Incentive Fund. Upon the liquidation of the Partnership, the General Partner will return to the Partnership for distribution to Early Investors amounts available in the Early Investment Incentive Fund, if necessary for Early Investors to receive a return of their Original Capital plus a specified Cumulative Return based on the date of investment. Subject to certain limitations, the General Partner may repurchase Interests from existing Limited Partners from amounts available in the Early Investment Incentive Fund.

As set forth in the Partnership Agreement, the Partnership is obligated to pay to the purchasers of Limited Partnership Interests an amount equivalent to interest at the initial rate of 7.25% per annum on the total purchase price of an Interest. This rate may be increased or decreased at the sold discretion of the General Partner. The amounts payable under this provision ceased to accumulate on January 31, 1987, the termination date of the offering.

                        EARLY INVESTMENT INCENTIVE FUND

Cash Flow available for distribution will be distributed on a quarterly basis after the close of the first full operating quarter following the termination of the offering. Ninety per cent of such Cash Flow will be distributed to Limited Partners. Ten per cent of such Cash Flow will be paid to the General Partner as its distributive share from Partnership operations, provided that 25% of the General Partner's share will be allocated to the Early Investment Incentive Fund described below, and will be returned to the Partnership by the General Partner at the dissolution of the Partnership if necessary to enable Early Investors to receive a return of their Original Capital plus a Cumulative Return determined as follows: (I) for Interests purchased on or before August 30, 1986, 13.0% per year.

Originally the Prospectus provided that, upon liquidation of the Partnership, the General Partner will return to the Partnership 25% of its 10% share of Cash Flow to the extent necessary to permit the Partnership to pay any deficiency in the return to Limited Partners of their Original Capital and their applicable Cumulative Returns in the following amounts: 13% per annum for Interests purchased on or before June 30, 1986, and 11% per annum for Interests purchased on or after July 1, 1986.

Subsequently the General Partner decided to extent the early investment incentive period to August 29, 1986. Consequently, subject to the limitations described below, the Cumulative Return will be increased from 11% to 13% per annum for Interests purchased on or subsequent to June 30, 1986 and prior to August 30, 1986. However, in order to ensure that Limited Partners who purchased Interests on or before June 30, 1986 will not receive a lower return as a result of the extension of the early investment period, distributions from the General Partner's share of Cash Flow, to the extent necessary, will be made as follows: first, to all Limited Partners, until they shall have received a Cumulative Return of 11% per annum; next, to all Limited Partners who purchased Interests on or before June 30, 1986 until they shall have received a Cumulative Return of 13% per annum; and finally, to all Limited Partners who purchased Interests subsequent to June 30, 1986 but prior to August 30, 1986, until they shall have received a Cumulative Return of 13% per annum. The Cumulative Return for Interests purchased by Limited Partners after August 29, 1986 will remain at 11% per annum.

In the event that on dissolution of the Partnership, cash available for distribution and the amounts allocated to the Early Investment Incentive Fund are not sufficient to return to Early Investors their Original Capital plus the Cumulative Return, the amount of any funds in the Early Investment Incentive Fund will be distributed first to all Early Investors until they shall have received a Cumulative Return equal to the rate described in period (ii) above, and then to those Early Investors who purchased Interests in period (I) above.

As noted above, 25% of the General Partner's share of Cash Flow shall be allocated to the Early Investment Incentive Fund when and as distributions of Cash Flow are made to the Limited Partners and the General Partner. The amounts in the Early Investment Incentive Fund will be commingled with other assets of the General Partner and may be utilized to repurchase Interests from Limited Partners as set forth under "Description of the Partnership Agreement
- -- Repurchase of Interests."

                  VALUATION OF A LIMITED PARTNERSHIP INTEREST

The methodology used in estimating the Value of a Limited Partnership Interest in Balcor Pension Investors - VII is based upon substituting the estimated value of the mortgage loan portfolio in place of the "Net Investment in Loans Receivable" as shown on the March 31, 1996, Balance Sheet of Balcor Pension Investors - VII. In addition, the unamortized portion of the Offering Expenses is added to the Assets on the same Balance Sheet. The amortization is calculated by reducing the total Offering Expenses, as set forth in the financial statements, on a straight line basis, quarterly, to the expiration date of the loan portfolio. For financial reporting purposes, Balcor Pension Investors - VII initially deducted the total Offering Expenses from the proceeds of the Limited Partnership Interest. Where equities exist, they are included in the Balance Sheet (Schedule E) at their market value based on independent real estate appraisals or estimates based on the cash flows of the properties. Schedules D-1 and D-2 summarize the calculations of Partnership Asset Values for the Real Estate Acquired Through Foreclosure.

Future General Partner fees and related expenses are not present valued as an expense because of their unpredictability but rather are taken as a charge in the quarter incurred.

Valuation Counselors Group, Inc./Darby & Associates Joint Venture has been retained by Balcor Mortgage Advisors - VII to estimate the Value of a Limited Partnership Interest in Balcor Pension Investors - VII on a quarterly basis.
In order to accomplish this, we valued the "Net Investment in Loans Receivable" as well as calculated the "Unamortized Portion of the Offering Expenses."

Cash and Investments in Certificates of Deposit and Marketable Securities are considered short term investments since eventually all but a working capital reserve will be funded in real estate loans and real estate owned or returned to the investor. Consequently, they remain in the valuation at face value in both Schedules B-1 and E.

A simplified version of the Balance Sheet of Balcor Pension Investors - VII, prepared by Balcor Mortgage Advisors - VII, before the aforementioned adjustments, is on the following Schedule B-1. Schedules B-2 and B-3 are Statements of Income and Expense.

                                 SCHEDULE B-1

                           UNADJUSTED BALANCE SHEET
                        BALCOR PENSION INVESTORS - VII
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

Assets
     Cash and Cash Equivalents                               $ 1,274,587
     Marketable Securities                                     7,953,486
     Escrow deposits                                             172,428
     Interest Receivable on Short-term Investments                29,932
     Accounts and Accrued Interest Receivable                    200,133
     Interest Receivable on First Mortgage Loans                 177,656
     Capital Contribution due from joint venture
       partner - affiliate                                      (89,873)
     Deferred Expenses                                            88,984
     Prepaid Expenses                                             29,570
     Net Investment in Loans Receivable (Whispering Hills) 10,595,842 Real Estate Held for Sale (net of allowance for
       potential losses of $4,537,000)(1)                     70,835,852
                                                             -----------
          Total Assets                                       $91,268,597
                                                             ===========
Liabilities
     Accounts Payable                                          $ 236,517
     Accrued liabilities, principally real estate taxes          539,623
     Security Deposit                                            425,323
     Due to Affiliates                                            46,625
     Mortgage note payable (Sand Pebble Village Apts. II)      4,873,519
                                                             -----------
          Total Liabilities                                   $6,121,607
     Affiliate's participation in joint venture               18,496,983
       (Sand Pebble Village Apartments)
     Partners' Capital
       (461,470 Limited Partnership Interests)                66,650,007
                                                             -----------
     Total Liabilities and Partners' Capital                 $91,268,597
                                                             ===========

(1) U.S. West Direct, Jonathan's Landing, Sand Pebble Village I and II, Hickory Creek and Butler Plaza.

                                 SCHEDULE B-2

                        BALCOR PENSION INVESTORS - VII
                       (AN ILLINOIS LIMITED PARTNERSHIP)

                       STATEMENTS OF INCOME AND EXPENSES
                for the quarters ended March 31, 1996 and 1995
                                  (UNAUDITED)

                                                  1996            1995
                                             -------------   -------------
Income:
  Interest on loans
    receivable, net of
    amortization of loan
    application and processing
    fees of $11,124 in 1995                                  $    155,721
  Income from operations of
    real estate held for sale                $  2,203,981       1,759,757
  Interest on short-term
    investments                                   111,678         179,960
                                             -------------   -------------
    Total income                                2,315,659       2,095,438
                                             -------------   -------------
Expenses:
  Administrative                                  138,713         152,139
                                             -------------   -------------
    Total expenses                                138,713         152,139
                                             -------------   -------------
Income before affiliates'
    participation in income
    of joint ventures                           2,176,946       1,943,299
Affiliates' participation in
    income of joint ventures                     (564,019)       (367,648)
                                             -------------   -------------
Net income                                   $  1,612,927    $  1,575,651
                                             =============   =============
Net income allocated to
  General Partner                            $    161,293    $    157,565
                                             =============   =============
Net income allocated to
  Limited Partners                           $  1,451,634    $  1,418,086
                                             =============   =============
Net income per Limited
  Partnership Interest
  (461,470 issued and
  outstanding)                               $       3.15    $       3.07
                                             =============   =============
Distribution to General Partner              $    153,823    $    102,549
                                             =============   =============
Distribution to Limited Partners             $  1,384,410    $  2,376,571
                                             =============   =============
Distribution per Limited Partnership
  Interest                                   $       3.00    $       5.15
                                             =============   =============

                                 SCHEDULE B-3

                        BALCOR PENSION INVESTORS - VII
                       (AN ILLINOIS LIMITED PARTNERSHIP)

                           STATEMENTS OF CASH FLOWS
                for the quarters ended March 31, 1996 and 1995
                                  (UNAUDITED)

                                     1996           1995
                                -------------  -----------
Operating activities:
  Net income                    $  1,612,927 $  1,575,651
  Adjustments to reconcile
    net income to net cash
    provided by operating
    activities:
      Affiliates'
        participation in
        income of joint ventures     564,019      367,648
      Amortization of
        deferred expenses              6,712        6,712
      Amortization of loan
        application and
        processing fees                            11,124
      Net change in:
        Escrow deposits              (91,909)     (49,799)
        Accounts and accrued
          interest receivable        (41,427)     (42,553)
        Prepaid expense               91,332
        Accounts payable             (13,115)     (47,782)
        Due to affiliates             20,009       38,957
        Accrued liabilities          257,847      167,505
        Escrow liabilities                         86,850
        Security deposits             14,705       (1,025)
                                  -----------  -----------
  Net cash provided by
    operating activities           2,421,100    2,113,288
                                  -----------  -----------
Investing activity:
  Costs incurred in connection
    with real estate acquired
    through foreclosure                          (229,111)
                                               -----------
  Net cash used in investing
    activity                                     (229,111)
                                               -----------
Financing activities:
  Distribution to Limited
    Partners                      (1,384,410)  (2,376,571)
  Distribution to General
    Partner                         (153,823)    (102,549)
  Distributions to joint
    venture partners -
    affiliates                      (236,194)
  Principal payments on
    mortgage note payable            (14,111)     (13,146)
                                  -----------  -----------
  Net cash used in financing
    activities                    (1,788,538)  (2,492,266)
                                  -----------  -----------
Net change in cash and cash
  equivalents                        632,562     (608,089)
Cash and cash equivalents at
  beginning of year                8,595,511   13,194,808
                                  -----------  -----------
Cash and cash equivalents at
  end of period                 $  9,228,073 $ 12,586,719
                                  ===========  ===========

               VALUATION OF "THE NET INVESTMENT IN LOANS RECEIVABLE"

The value of the "Net Investment in Loans Receivable" (the loan portfolio) is equal to the present value of the various income and equity components of the loan portfolio, discounted at current market rates of interest, commensurate with the risks, as of March 31, 1996.

The income and equity components of the loan portfolio are as follows:

(1) The present value of the average annual rate of return on funds advanced (cash received) over the life of the loans,

(2) The present value of the funds advanced, due at maturity,

(3) The present value of the equity buildup and accrued interest, and

(4) The present value of the "kicker" income, i.e., a share in the future gross income and the appreciated value, "equity kickers," in certain properties.

(1)  Discussion of Risk Rates

The discount rate applied to the cash flow mathematically expresses risk. Risk represents the uncertainty related to achievement of the prospective cash flows. The primary components of risk exposure in fixed income securities are interest rate risk, inflation risk, market risk, liquidity risk and risk of default. As previously discussed, the valuation of the assets in question have been predicated upon the present valuing of the components of the loan portfolio. Therefore, determination of an appropriate risk rate is essential in the valuation of the net investment in loans receivable.

Financial theory dictates the necessity of incremental return resulting from incremental risk. Accordingly, the typical risk/return tradeoff indicates that investors should demand greater rates of return as the perceived riskiness of the asset or security increases. In examining an investment situation, a hypothetical investor would weigh the perceived level of risk against the return expected from the subject investment. In determining the required rate of return or discount rate on a particular asset or investment, the hypothetical investor would also consider returns available from alternative investment opportunities such as government securities, corporate bonds, mortgages, real estate and common stock, if applicable.

The subject assets consist of a self-liquidating real estate investment fund with investments in both real estate loans with varying maturities and real estate assets. Accordingly, in determining an appropriate risk rate associated with the subject assets, we have considered alternative and comparable rates of return in the lending and real estate marketplace as indicated by such sources as the Wall Street Journal, Real Estate Research Corporation Real Estate Report, Investment Dealers Digest, Corporate Financing Week, American Council of Life Insurance Investment Bulletin and the National Association of Real Estate Investment Trusts.

The following table presents yield rates associated with various types of government and corporate securities as indicated by the March 29,1996 and January 3, 1996 Wall Street Journals.

              Yield Rates as Indicated by the Wall Street Journal

Security                      First Quarter 1996  Fourth Quarter 1995

Three Month U.S. Treasury Bills 4.99%                   5.04%
Six Month U.S. Treasury Bills   4.97%                   5.03%
Prime Rate                      8.25%                   8.50%
Ten Year U.S. Treasury Bonds    6.60%                   5.64%
Twenty Year U.S. Treasury Bonds 6.90%                   6.02%

Corporate Bonds

  Aaa, Aa                       6.72% to 7.60%          6.02% to 6.96%
  A, Baa                        6.95% to 7.91%          6.23% to 7.31%
  Ba, C                         9.8%                    9.7%

Collateralized Mortgage
  Obligations

  10 Year                       7.90%                   6.94%
  20 year                       8.05%                   7.17%

Additionally, information from Moody's Corporate Bond Survey and the Investment Dealer's Digest indicates the corporate original issue Real Estate Mortgage Investment Conduit (REMIC) yields from 1988 to 1995 ranged from 7% to 11.3% for obligations with terms in excess of ten years. A yield difference of one to three points was exhibited within multiple class REMIC issues where accrued interest payments did not commence on the (higher yielding) security until senior class notes were paid in full. A short term issuance collateralized by elderly living properties exhibited a four point yield differential between classes.

According to information from the Mortgage-Based Securities Letter, REMIC issuances in 1994 have decreased substantially from the levels exhibited during 1992 and 1993. Reportedly, many REMIC underwriters and investors incurred losses due to price corrections in the derivative mortgage securities market. The price decline was believed to be attributable to several factors including rising interest rates, increased volatility, average-life extension and lack of liquidity. According to the Wall Street Journal, new issues of mortgage-backed securities were down 57% in 1994 as compared to the prior year.

In addition to the previously noted yields on various market securities, we have also considered mortgage rates associated with various types of commercial real estate properties. This data is relevant in that it provides an indication of rates of return associated with similar types of investments. These statistics have been extracted from the December 29, 1995 and October 1, 1995 editions of the Investment Bulletin published by the American Council of Life Insurance, is as follows:

                                   Averages

                           Contract Interest
                                  Rate
Type of Loan
  Property Type          Third Quarter  Second Quarter
                             1995           1995

FIXED RATE-FIXED TERM          7.83%          8.23%
  Apartment                    7.64%          8.13%
  Office Building              7.98%          8.23%
  Retail                       7.79%          8.17%
  Industrial                   7.84%          8.21%
  Other Commercial             7.73%          8.47%



                               Yield With
                                  Fees

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM          7.85%          8.24%
  Apartment                    7.67%          8.15%
  Office Building              8.00%          8.24%
  Retail                       7.81%          8.18%
  Industrial                   7.85%          8.22%
  Other Commercial             7.74%          8.51%


                               Maturity
                             (Years/Months)

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM      11/06          11/02
  Apartment                10/11          10/09
  Office Building           10/0          09/07
  Retail                   13/05          10/06
  Industrial               10/08          10/00
  Other Commercial         11/04          12/02

Additionally, we have considered expected capitalization rates and internal rates of return extracted from "Korpacz Real Estate Investor Surveys, First Quarter 1996". For comparative purposes, we have also presented similar data extracted from "Korpacz Real Estate Investor Surveys, Fourth Quarter 1995".

National Market Indicators: First Quarter 1996

                National Market Indicators: First Quarter 1996

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                   District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.50%    10.00%-15.00%   12.10%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   8.11%     8.00%-12.50%    9.58%
Terminal Cap Rate          7.00%-11.00%   8.56%     8.25%-12.00%    9.62%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.90%    9.00%-14.00%    11.27%
Free and Clear Equity Cap
Rate                       8.00%-11.00%   9.47%     7.25%-13.00%    9.29%
Terminal Cap Rate          8.50%-12.00%   9.68%     8.00%-11.00%    9.51%



                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.50%-13.00%  11.38%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.97%
Terminal Cap Rate          8.00%-11.00%   9.29%

               National Market Indicators:  Fourth Quarter 1995

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                    District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.55%    10.00%-15.00%   12.15%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   7.86%     7.50%-12.50%    9.52%
Terminal Cap Rate          7.00%-11.00%   8.45%     8.25%-12.00%    9.63%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-15.00%  12.04%    9.00%-14.00%    11.31%
Free and Clear Equity Cap
Rate                       8.00%-11.50%   9.57%     7.25%-13.00%    9.36%
Terminal Cap Rate          8.50%-12.00%   9.75%     8.00%-11.00%    9.58%



                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.00%-13.00%  11.50%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.99%
Terminal Cap Rate          8.00%-11.00%   9.31%


Our discount rates have been selected based upon the returns exhibited on alternative securities and real estate properties as previously presented, in conjunction with the attributes of the subject assets.


Risk Measurement in Real Estate

As previously discussed, the primary components of risk exposure for fixed income securities include interest rate risk, inflation risk, market risk, liquidity risk and default risk. For real estate, these risks are similar and can be segmented into two categories. The first is systematic risk which includes all risks external to the property. The remaining risks can be categorized as nonsystematic risk and includes all risks directly related to the property. Generally, systematic risk affects the overall market as a whole and is often referred to as market risk. However, nonsystematic risk is generally more attributable to the property specifics. Nonsystematic risk can be further broken down into risk relative to the immediate neighborhood or local market with the residual risks being unique to the property.

When viewing an investment in a single property, the systematic overall market risk, the nonsystematic local market risk and the nonsystematic unique property risks must be weighed in the derivation of an appropriate risk rate (discount rate) to be applied to anticipated cash flows. The overall market risks would include such factors which effect the market as a whole. Among these factors would be the level of interest rates, the economic condition of the nation, federal tax incentives related to real estate and the expected inflation rate. Each of these factors can have a direct effect on real estate throughout the nation.

Nonsystematic local market risks are those that effect a regional area or neighborhood and are not part of the overall market risk. There are many types of possible local market risks. Some examples of local market risk include fluctuations in the local economy, changes in transportation systems, local crime rates and over building. These local market risks may be severe enough to override the effects of the overall market risk.

Property unique risks are those which effect the subject property in a manner more specific than the local market risks. Many of the property unique risks are similar to the local market risks but are more significant for the subject property. Some examples of property specific risks would include dependence on single industries or tenants, crime frequency on the property, changes in immediate traffic patterns, changes in adjacent zoning or adjacent property conditions and unanticipated capital improvement requirements. These property specific risks may have a material impact on the property but may not be reflected in the local market risks.

Investments in individual property would reflect three groups of risks including the systematic overall market risks, the nonsystematic local market risks and the nonsystematic property unique risks. However, modern portfolio theory recognizes that through investment diversification, the nonsystematic risks associated with the local market and the unique attributes of the property can be reduced. Furthermore, with sufficient diversification, a portfolio can virtually eliminate nonsystematic risk.

The benefits of portfolio diversification are reflected in the improvement of the portfolio's return-risk ratio. The return-risk ratio measures the return of the investment relative to the volatility of the return. Generally, the volatility of return is measured by the standard deviation of the return over a period of time. Therefore, the return-risk ratio is simply the return of the investment divided by the standard deviation of the return.

As an example of the application of this ratio, assume that portfolio A invests in only one type of property in one local market and experiences an average annual return of 13% over fifteen years with a standard deviation of return of 17%. The return-risk ratio is computed to be 0.76 (13% divided by 17%). Portfolio A's risk-return ratio can then be compared to the ratio of other portfolios to evaluate the level of return relative to the risk taken.

To illustrate, assume portfolio B invests in a wide variety of property types in a numerous geographical regions and only generated an annual return of 12% over fifteen years. However, the standard deviation of return was only 13%. The return-risk ratio is computed to be 0.86 (12% divided by 13%). Even though portfolio A's return exceeded portfolio B's return, the superior return was not enough to offset the increase in risk. Therefore, an investor would likely prefer an investment in Portfolio B.

It should be noted, however, that with the reduction in the volatility of returns, modern portfolio theory also recognizes that there is a reduction in the level of potential return. This is because that volatility generally provides the opportunity for added returns. This is the basis for the axiom that greater risk equals greater reward. However, an investor generally requires that the increase in risk is offset by an increase in potential return. Conversely, if an investor is looking for a lower risk, the investor would expect lower returns.

In the instant case, the discount rates selected for the appraisal of individual properties which are expected to be sold in the near future reflect all the systematic and nonsystematic risks associated with each individual property. The discount rates are derived considering overall market factors, local market factors and property unique factors. However, for those properties which are valued as real estate investments on the basis of their cash flows, the discount rate applied reflects the benefits of reduced nonsystematic risks through portfolio diversification. These benefits include the offsetting of local market risks and property unique risks of each property with the local market risks and property unique risks of the other properties in the portfolio. As a result, the volatility of returns for each property is offset by the volatility of returns of the other properties in the portfolio. The discount rates applied to the latter category of properties are derived from market data on portfolio returns, which reflect the dichotomies described above.

(2)  The Present Value of the Return on Funds Advanced and the Return of
Principal

Schedule C lists one first mortgage loan (Whispering Hills Apts.), with total funds advanced of $14,428,076.

In the case of the Whispering Hills first mortgage loan, the loan is valued on the basis of its 75% allocation of the appraised value of $18,200,000, or

                                  $13,650,000
                                  -----------

(3)  The Present Value of the Equity Buildup and Accrued Interest

As of March 31, 1996, no accrued interest is attributed to the mortgage loan in this portfolio.

(4)  The Present Value of the Income and Equity Kickers

No values have been assigned to kickers as of March 31, 1996.

                                       SCHEDULE C
BALCOR PENSION INVESTORS VII
LOAN PORTFOLIO SUMMARY

AS OF:                                               31-Mar-96


DISCOUNT RATES:   FIRSTS


                               DATE        DATE    DISCOUNTING   CURRENT
                       LOAN      OF         OF        TERM        FUNDS
DEAL                   TYPE   FUNDING    MATURITY (IN QUARTERS) ADVANCED
- --------------------------------------------------------------------------
WHISPERING HILLS APTS FIRST 23-Jun-87  01-Jul-99         13.00 14,428,076
   1,2
                                                               -----------

                                                               14,428,076



1. Valued at less than the amount of Funds Advanced
2. Valued at allocated appraised value of $13,650,000.
       75% in BPI-VI, 25% in BPI-V



DISCOUNT RATES:   FIRSTS         10.25%     10.25%       10.25%     10.25%

                            DISCOUNTED DISCOUNTED  DISCOUNTED
                               FUNDS      DEBT       EQUITY    DISCOUNTED
DEAL                         ADVANCED    SERVICE    BUILD-UP      NOTES
- ----------------------      ----------------------------------------------
WHISPERING HILLS APTS       13,650,000          0            0          0

                            ----------------------------------------------

                            13,650,000          0            0          0


LESS: GP 10% SHARE                              0            0          0
LESS: GP 5% SHARE (on Loans Valued
  at Funds Outstanding)              0
                            ----------------------------------------------
NET TO LIMITED PARTNERS     13,650,000          0            0          0
                            ==============================================



DISCOUNT RATES:   FIRSTS         10.25%     15.00%       15.00%

                            DISCOUNTED DISCOUNTED  DISCOUNTED     TOTAL
                              ACCRUED    INCOME      EQUITY      CURRENT
DEAL                         INTEREST    KICKERS     KICKERS    VALUATION
- ----------------------      ----------------------------------------------
WHISPERING HILLS APTS                0          0            0 13,650,000

                            ----------------------------------------------

                                     0          0            0 13,650,000


LESS: GP 10% SHARE                   0          0            0          0
LESS: GP 5% SHARE (on Loans Valued
  at Funds Outstanding)                                                 0
                            ----------------------------------------------
NET TO LIMITED PARTNERS              0          0            0 13,650,000
                            ==============================================

       CONCLUSIONS OF VALUE OF THE "NET INVESTMENT IN LOANS RECEIVABLE"

The value of the "Net Investment in Loans Receivable" is the sum of the present values of the various components of the loans described in the foregoing sections of this report. Our conclusions are summarized as follows:

(1)  The Present Value of the Return on Funds
     Advanced and Return of Principal               $13,650,000

(2)  The Present Value of the Accrued Interest                0

(3)  The Present Value of the Income and
     Equity Kickers                                           0
                                                    -----------
Total Value of the "Net Investment in Loans
Receivable" as of March 31, 1996                    $13,650,000
                                                    ===========

          VALUATION OF THE "REAL ESTATE ACQUIRED THROUGH FORECLOSURE"

Balcor Pension Investors - VII began in 1987 as a Limited Partnership with an investment objective to make mortgage loans. Because of the general decline in the real estate market over the past several years, it was necessary for the Partnership to acquire a number of the assets, secured by the mortgage loans, through foreclosure or accepting the deed in lieu of foreclosure. As of March 31, 1996, the Partnership owned five Real Estate Assets Acquired Through Foreclosure and one property acquired outright. Several others have been sold or liquidated prior to this date.

In arriving at an estimate of the value of each asset a number of factors were considered. Important to the analysis was the Partnership's policy on the assets as to whether an asset would be retained until the maturity of the Partnership or sold in the near-term. The decision to sell in the near-term might be on the basis that there is no long-term potential for the asset to materially increase in value or that substantial dollars might be necessary to renovate and repair the asset. Also, the Partnership may have received an offer to purchase the property for a price that would be difficult to refuse, based on the factors known at this time. The decision to hold an asset until the maturity of the Partnership indicates it is to be considered as an investment with the assumption that the asset will grow in value.

Schedule D-1 lists the six Real Estate Assets in Balcor Pension Investors - VII presently owned by the Partnership. Hickory Creek Apts. was added through foreclosure in March 1994, Butler Plaza in January 1995 and Jonathan's Landing in July 1995. The first column indicates the Asset Present Value without regard to potential payments to the General Partner. The remaining columns set forth the calculations to determine if there is Excess Value, and, if so, what amount is due the General Partner. The last column is the Partnership Asset Value, which is equal to the Asset Present Value minus the General Partner Share of Excess. The Partnership Asset Value includes the Underlying Mortgage, where applicable, since the Underlying Mortgage is deducted later in Schedule E
- - Liabilities.

Schedule D-2 is a summary of the calculations of the Asset Present Value for each real estate asset in Balcor Pension Investors - VII. With the exception of Butler Plaza, which is valued on the basis of an appraisal, the assets are valued as real estate investments on the basis of their projected 1996 cash flows. The projected cash receipts up to the projected sale date are discounted at 10.00% to a present value. The final years' net cash receipts are capitalized at 9% and the residual is discounted at 10.50% to a present value. There is a sales cost allowance of 2.50% on the gross price.

The valuation methodology of the Real Estate Assets Acquired Through Foreclosure represents a procedure modification commencing with the quarterly valuation as of December 31, 1992. Prior to that date we relied heavily on independent appraisals which, by the very nature of the ever changing real estate market, quickly became obsolete. In addition, it is noted that, in many cases, when Balcor took over the management of the assets, there was a marked improvement in the cash flow. In those funds where it is expected that the assets may be held to maturity to maximize their value, the assets are generally valued on the basis of each asset's predicted cash flows. These cash flows and the residual values are discounted at rates more related to holding the asset to its maturity rather than forcing a sale in today's market. As previously stated, where the intention is to sell the asset in the near-term, an independent appraisal or an internal estimate of value predicated on a near-term sale may be more appropriate.

It should be noted that, as we made the modifications in the valuation procedures, there were significant changes in the asset value of some of the individual Real Estate Assets Acquired Through Foreclosure, however, the overall value of the portfolio did not change substantially. It is believed that individual values arrived as a result of the revised procedures would better represent their current asset values based on the assumptions set forth herein.

                                 SCHEDULE D-1
                           Real Estate Asset Summary

BALCOR PENSION INVESTORS VII

                                 ASSET
                                PRESENT    LESS:      LESS:
                                 VALUE   UNDERLYING   FUNDS      EXCESS
PROPERTY                       31-Mar-96  MORTGAGE OUTSTANDING    VALUE
- --------------------------------------------------------------------------
U.S. West Direct (Busch Forum)11,755,033         0  12,087,611   (332,578)

Sandpebble Village (55.36%)   10,650,423         0  11,987,500 (1,337,077)

Sandpebble Village II (55.36%) 6,669,748 4,873,519   2,424,539   (628,311)

Hickory Creek Apartments      16,069,031         0  12,017,000  4,052,031

Butler Plaza                   9,800,000         0  11,856,166 (2,056,166)

Jonathan's Landing (53.00%)   11,385,680         0  10,865,000    520,680
                              --------------------------------------------
                              66,329,914 4,873,519  61,237,816    218,579


                                          GENERAL
                                          PARTNER
                                          SHARE OF     NET     PARTNERSHIP
                                           EXCESS     EXCESS   ASSET VALUE
PROPERTY                                   AT 10%     VALUE     31-Mar-96
- ------------------------------           ---------------------------------
U.S. West Direct (Busch Forum)                   0    (332,578)11,755,033

Sandpebble Village (55.36%)                      0  (1,337,077)10,650,423

Sandpebble Village II (55.36%)                   0    (628,311) 6,669,748

Hickory Creek Apartments                   405,203   3,646,827 15,663,827

Butler Plaza                                     0  (2,056,166) 9,800,000

Jonathan's Landing (53.00%)                 52,068     468,612 11,333,612
                                         ---------------------------------
                                           457,271    (238,692)65,872,643

                                 SCHEDULE  D-2
                       Real Estate Appraisal Projections
BALCOR  PENSION INVESTORS VII
REO - Discounted Cash Flow Analysis as of 31-Mar-96
PROJECTION SOURCE:            APPRAISAL PROJECTIONS
DISCOUNT RATES:
Net Cash Receipts                  10.00%
Residual Value                     10.50%
Sales Commission                    2.50%(on Gross Price)
Quarter Factor (for formula reference)  1
                                  ACTUAL     ACTUAL     ACTUAL     ACTUAL
                                    1992       1993       1994       1995
Net Cash Receipts             --------------------------------------------
Reo Investments
U.S. Direct (Busch Forum)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0  1,026,569    994,514  1,007,592
       TI/LC/Capital                   0    219,313    175,827    150,561
                              --------------------------------------------
       Net Cash Receipts               0    807,256    818,687    857,031

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Sandpebble Village (55.36%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0    577,734    887,846    918,347
       TI/LC/Capital                   0     23,893    112,742     95,184
                              --------------------------------------------
       Net Cash Receipts               0    553,841    775,104    823,163

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Sandpebble Village II (55.36%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0    589,960    559,108
       TI/LC/Capital                   0          0     70,389     62,552
                              --------------------------------------------
       Net Cash Receipts               0          0    519,571    496,556

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Hickory Creek Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0  1,081,189  1,416,591
       TI/LC/Capital                   0          0    606,884    153,324
                              --------------------------------------------
       Net Cash Receipts               0          0    474,305  1,263,266

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Butler Plaza
Appraised Value at 1/95
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                              --------------------------------------------
       Net Cash Receipts               0          0          0          0

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Jonathan's Landing (53.00%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0          0    293,694
       TI/LC/Capital                   0          0          0    181,979
                              --------------------------------------------
       Net Cash Receipts               0          0          0    111,715

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

TOTAL NCR FROM INVESTMENTS             0  1,361,097  2,587,667  3,551,731



                                  Budget   Pro-ject   Pro-ject   Pro-ject
                                    1996       1997       1998       1999
                              --------------------------------------------

U.S. Direct (Busch Forum)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,018,733    950,469  1,200,578          0
       TI/LC/Capital             291,574    492,363     60,571          0
                              --------------------------------------------
       Net Cash Receipts         727,159    458,106

GROWTH RATE          1.04
CAPPED VALUE @       9.00%               12,945,691

Sandpebble Village (55.36%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      936,588    971,538  1,008,490  1,046,825
       TI/LC/Capital              94,710     97,434     97,434    170,509
                              --------------------------------------------
       Net Cash Receipts         841,878    874,105    911,057    876,316

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                                     11,659,890

Sandpebble Village II (55.36%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      586,843    608,694    631,826    655,824
       TI/LC/Capital              63,398     60,675     60,675    106,180
                              --------------------------------------------
       Net Cash Receipts         523,445    548,019    571,152    549,643

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                                      7,303,439

Hickory Creek Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,435,338  1,485,425  1,537,415  1,591,225
       TI/LC/Capital             152,061    148,800    145,080    154,380
                              --------------------------------------------
       Net Cash Receipts       1,283,277  1,336,625  1,392,335

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                          17,087,750

Butler Plaza
Appraised Value at 1/95
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                              --------------------------------------------
       Net Cash Receipts               0          0          0

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                                   0

Jonathan's Landing (53.00%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      995,636  1,038,394  1,083,992  1,131,555
       TI/LC/Capital             228,439    122,112    152,640    152,640
                              --------------------------------------------
       Net Cash Receipts         767,197    916,282    931,352    978,915

GROWTH RATE          1.04
CAPPED VALUE @       9.00%                                     12,626,891


TOTAL NCR FROM INVESTMENTS     4,142,956  4,133,137  3,805,895  2,404,874



                                Pro-ject   Pro-ject   Pro-ject   Pro-ject
                                    2000       2001       2002       2003
                              --------------------------------------------

U.S. Direct (Busch Forum)
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                              --------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Sandpebble Village (55.36%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,086,592          0          0          0
       TI/LC/Capital             114,385          0          0          0
                              --------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Sandpebble Village II (55.36%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      680,717          0          0          0
       TI/LC/Capital              72,817          0          0          0
                              --------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Hickory Creek Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                              --------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Butler Plaza
Appraised Value at 1/95
       NOI B4 TI/LC/Capital            0          0          0          0
       TI/LC/Capital                   0          0          0          0
                              --------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Jonathan's Landing (53.00%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,181,168          0          0          0
       TI/LC/Capital             173,427          0          0          0
                              --------------------------------------------
       Net Cash Receipts

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

TOTAL NCR FROM INVESTMENTS             0          0          0          0

                              Asset PV as of
                               31-Mar-96
                              -----------

U.S. Direct (Busch Forum)
Balcor Internal Projections
       NOI B4 TI/LC/Capital      894,725 NCR Present Value
       TI/LC/Capital          10,860,308 Residual Present Value
                              -----------
       Net Cash Receipts      11,755,033 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Sandpebble Village (55.36%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    2,639,421 NCR Present Value
       TI/LC/Capital           8,011,002 Residual Present Value
                              -----------
       Net Cash Receipts      10,650,423 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Sandpebble Village II (55.36%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    1,651,874 NCR Present Value
       TI/LC/Capital           5,017,874 Residual Present Value
                              -----------
       Net Cash Receipts       6,669,748 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Hickory Creek Apartments
Balcor Internal Projections
       NOI B4 TI/LC/Capital    3,096,057 NCR Present Value
       TI/LC/Capital          12,972,973 Residual Present Value
                              -----------
       Net Cash Receipts      16,069,031 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Butler Plaza
Appraised Value at 1/95
       NOI B4 TI/LC/Capital            0 NCR Present Value
       TI/LC/Capital           9,800,000 Residual Present Value
                              -----------
       Net Cash Receipts       9,800,000 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%

Jonathan's Landing (53.00%)
Balcor Internal Projections
       NOI B4 TI/LC/Capital    2,710,295 NCR Present Value
       TI/LC/Capital           8,675,385 Residual Present Value
                              -----------
       Net Cash Receipts      11,385,680 Asset Present Value

GROWTH RATE          1.04
CAPPED VALUE @       9.00%



TOTAL NCR FROM INVESTMENTS
Total Net Cash Receipts PV    10,992,372 Total NCR PV
Total Residual Value PV       55,337,542 Total Residual PV
                              -----------
TOTAL PRESENT VALUES          66,329,914 TOTAL PRESENT VALUES

                  CALCULATION OF THE UNAMORTIZED PORTION OF
                             THE OFFERING EXPENSES

The expected termination date of Balcor Pension Investors - VII is December 1999. The unamortized portion of the offering expenses, as of March 31, 1996, is calculated on a straight line basis over the life of the mortgage loan portfolio as follows:

     Total Offering Expenses through March 31, 1996 - $13,081,178
                                                       ----------
     Quarterly Amortization based on 48 quarters - $272,525
                                                  --------
     Unamortized Portion as of March 31, 1996 = $13,081,178 - 8,993,303 =

                                  $4,087,875
                                  ==========
                           (15 Remaining Quarters)

          CALCULATION OF THE VALUE OF A LIMITED PARTNERSHIP INTEREST
                       IN BALCOR PENSION INVESTORS - VII

The calculation of the Value of a Limited Partnership Interest in Balcor Pension Investors - VII calls for the substitution of the value of the assets appraised for the related accounting numbers. The following Schedule E, which is Schedule B-1 modified for the values of the appraised assets, summarizes the calculations.

                                  SCHEDULE E

                            ADJUSTED BALANCE SHEET
                        BALCOR PENSION INVESTORS - VII
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

Assets
     Cash and Cash Equivalents                               $ 1,274,587
     Marketable Securities                                     7,953,486
     Escrow deposits                                             172,428
     Interest Receivable on Short-Term Investments                29,932
     Accounts and Accrued Interest Receivable                    200,133
     Interest Receivable on First Mortgage Loans                 177,656
     Capital contribution due from joint venture
       partner - affiliate                                      (89,873)
     Deferred Expenses                                            88,984
     Prepaid Expenses                                             29,570
     Net Investment in Loans Receivable (1)                   13,650,000
     Unamortized Portion of Offering Expenses                  4,087,875

     Investment in Real Estate (2)                            65,872,643
                                                             -----------
          Total Assets                                       $93,447,421
                                                             ===========

Liabilities
     Total Liabilities (including mortgage note payable
       of $4,873,519 (Sand Pebble Village Apts. II)          $ 6,121,607
     Partners' Capital, adjusted
       for Value (461,470 Limited
       Partnership Interests)                                 87,325,814
                                                             -----------
     Total Liabilities and Partners' Capital                 $93,447,421
                                                             ===========
(1)  From Schedule C.
(2)  From Schedule D-1.

The Value of a Limited Partnership Interest in Balcor Pension Investors - VII as of March 31, 1996 =

         Partners' Capital, Adjusted for Value of the Assets
         ---------------------------------------------------     =
                   Number of Partnership Interests


                    $87,325,814
                    -----------  = $189.23
                       461,470     =======

                    Rounded       $189.00
                                   =======

              CALCULATION OF AN INTEREST IN THE EARLY INVESTMENT
                            INCENTIVE FUND ("FUND")

As described in an earlier section of this report, the Partnership Agreement provides that, under certain terms and conditions, 2.5% of the cash flow distributed be set aside in the Early Incentive Investment Fund for payment, on the dissolution of the Partnership, to three levels of investors who purchased Interests (1) on or before June 30, 1986 (2) subsequent to September 30, 1986 but prior to August 30, 1986, and (3) on or after August 30, 1986. For the purpose of this valuation 142,415 Early Investor Interests qualified for level
(1), 133,485 for level (2) and 185,750 for level (3).

The valuation is based on the sum of (1) the present value of the Early Investors' 25% share in the General Partners' 10% share of certain designated earnings of the Partnership, (2) the Early Investors Capital as of March 31, 1996, and (3) the present value of the future earnings from repurchased interests.

General Partners' 10% Share of 3/31/96 Valuation         $        0
Early Investor 25% Share of future earnings                       0
Early Investor Capital                                    1,891,201
Present Value of Future Earnings on Repurchased
  Shares                                                          0
                                                         ----------
                                                         $1,891,201
                                                         ==========
Value per unit,            level 1                            $4.10
                                                              =====
                           level 2                            $4.10
                                                              =====
                           level 3                            $4.10
                                                              =====
Rounded Value per unit,    level 1                            $4.00
                                                              =====
                           level 2                            $4.00
                                                              =====
                           level 3                            $4.00
                                                              =====